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                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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      (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

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                               UNILAB CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                              Unilab Corporation
                              18448 Oxnard Street
                           Tarzana, California 91356

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                          PROXY STATEMENT SUPPLEMENT

                             ---------------------

  This proxy statement supplement is being furnished to the holders of the outstanding shares of common stock of Unilab Corporation.

  This proxy statement supplement supplements the proxy statement dated October 26, 1999 that was mailed to stockholders in connection with the solicitation of proxies by the Unilab Board of Directors for the approval and adoption of the agreement and plan of merger between Unilab and UC Acquisition Sub, Inc., a corporation formed by Kelso & Company, and the approval of the merger contemplated by that agreement. The special meeting of our stockholders to vote on the merger agreement is scheduled to be held at 10:00 a.m., local time, on November 23, 1999 at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019.

 Legal Proceedings Regarding the Merger

  On November 4, 1999 a purported class action, Bond Opportunity Fund, et al.
v. Unilab Corporation, 99 Civ. 11074 (LAP), was filed in the United States District Court for the Southern District of New York against Unilab and its Board of Directors. The complaint alleged, inter alia, that the proxy statement contained material misrepresentations and omissions in violation of the federal proxy rules and that approval of the merger terms amounted to a breach of the fiduciary duties owed to Unilab shareholders by Unilab's directors. The Company believes the claims asserted in the complaint were without merit.

  On November 5, 1999, plaintiffs in the action moved for a preliminary injunction to enjoin the special meeting of stockholders scheduled for November 23, 1999. On November 8, the Court scheduled a hearing for November 17, 1999 on plaintiffs' motion for a preliminary injunction and on defendants' motion to dismiss the complaint. Plaintiffs and defendants have subsequently negotiated a settlement to dismiss the action with prejudice, subject to completion of confirmatory discovery, completion of definitive documentation relating to the settlement, and court approval. The settlement provides, inter alia, that the Company issue this proxy statement supplement.

 Roles of BT Alex. Brown

  As described in the proxy statement, the Board of Directors of Unilab received an opinion of its financial advisor, BT Alex. Brown Incorporated (now operating as Deutsche Bank Securities Inc.), as to the fairness, from a financial point of view, of the common stock merger consideration to the holders of common stock. The proxy statement describes a number of analyses performed by BT Alex. Brown in connection with its opinion, including a discounted cash flow analysis. The proxy statement is supplemented to disclose that Unilab's net operating loss carryforwards were not factored into that discounted cash flow analysis. The proxy statement also discloses that an affiliate of BT Alex. Brown will participate in the financing of the merger, for which services such affiliate will receive compensation. That participation and customary compensation are more fully described below.

  In connection with having acted as one of the initial purchasers of the $155,000,000 of 12-3/4% Senior Subordinated Notes due 2009 that will provide part of the debt financing for the merger, an affiliate of BT Alex. Brown purchased notes from the issuer at an aggregate discount of approximately $3.2 million from the price paid by the investors for the notes. An affiliate of BT Alex. Brown will act as lead arranger, book manager, administrative agent and a lender under Unilab's new credit facility that will also provide part of the debt financing used to finance the merger. For its role, that affiliate will receive approximately $2.3 million in fees. In
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addition, for acting as administrative agent, that affiliate will receive approximately $100,000 in fees annually. An affiliate of BT Alex. Brown is also acting as one of the dealer managers for Unilab's offer to purchase all of its $120 million principal amount of 11% Senior Notes due 2006. For its role as dealer manager, that affiliate will receive $315,000 in fees (assuming that all the outstanding notes are accepted for payment).

  Kelso has advised Unilab that, subsequent to the mailing of the proxy statement, Kelso entered into discussions with an affiliate of BT Alex. Brown regarding a potential equity investment by that affiliate in UC Acquisition Sub. Kelso has further advised Unilab that it anticipates that such affiliate will make an approximately $2 million to $3 million investment in UC Acquisition Sub.

 Selected Market Prices of Unilab Common Stock

  The proxy statement is supplemented to add the following disclosure concerning the market price of Unilab common stock on certain trading days prior to the signing of the merger agreement on May 24, 1999:

  On April 7, 1999, the trading day following Unilab's announcement that it had signed a definitive agreement for Unilab to acquire substantially all of the assets of Physicians Clinical Laboratories, Inc., Unilab's common stock price closed at $3.675 per share up from $3.25 per share on April 6, 1999.

  On May 5, 1999, the trading day following Unilab's announcement of its financial results for the quarter ended March 31, 1999, Unilab's common stock price closed at $4.9375 per share up from $4.50 per share on May 4, 1999.

 Shares to be Retained in the Merger

  As disclosed in the proxy statement, UC Acquisition Sub has advised Unilab that it has entered into agreements with EOS Partners, L.P. and Pequot Scout Fund, LP pursuant to which EOS Partners, L.P. has agreed to retain 855,000 of the 1,977,400 shares of Unilab common stock it holds and Pequot Scout Fund, LP and its affiliates have agreed to retain 940,000 of the 3,878,200 shares of Unilab common stock they hold. The proxy statement is supplemented to state that UC Acquisition Sub has advised Unilab that it does not anticipate that any institutional stockholders other than EOS Partners, L.P. and Pequot Scout Fund, LP and its affiliates will retain Unilab common stock following the merger and that UC Acquisition Sub is not currently in negotiations with any other institutional stockholder of Unilab regarding the retention of outstanding shares of Unilab common stock. The proxy statement is also supplemented to disclose that David C. Weavil, Unilab's Chairman of the Board, President and Chief Executive Officer, has advised Unilab that he anticipates that he will retain no more than 85,000 shares of Unilab common stock following the merger.

 Stock Options Following the Merger

  The proxy statement discloses that it is anticipated that Unilab will adopt at or following the effective time of the merger a new stock option plan for management and employees of Unilab and that the options initially granted under the plan, among other things, will have an exercise price of $5.85 per share and will cover approximately 15% of the shares outstanding following the merger on a primary basis. The proxy statement is supplemented to disclose that it is anticipated that options initially granted to Mr. Weavil under that plan will not exceed approximately 1.2% of the shares outstanding following the merger on a primary basis.

 Payments to Unilab's Chief Executive Officer

  The proxy statement discloses that, at the effective time of the merger, Mr. Weavil will cease serving as President and Chief Executive Officer but will continue as Chairman of the Board, Mr. Weavil's employment agreement will terminate and Unilab intends to enter into a five-year consulting agreement and a non-competition agreement with Mr. Weavil. The proxy statement is supplemented to state that, upon ceasing to serve as President and Chief Executive Officer, Mr. Weavil will become entitled to receive an aggregate lump sum cash payment

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under the non-competition agreement of $2.5 million and will retain rights relating to deferred compensation and Unilab's Executive Retirement Plan. As disclosed in the proxy statement, as a result of the merger, the account of each participant in the Executive Retirement Plan will become fully vested and the number of phantom stock units credited to each participant's account will be converted into cash based on the $5.85 per share merger consideration. Upon ceasing to serve as President and Chief Executive Officer of Unilab, Mr. Weavil will be entitled to receive the approximately $960,000 in cash into which his phantom stock units will be converted.

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  The Board of Directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement and the transactions contemplated by that agreement.

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       The date of this proxy statement supplement is November 15, 1999.

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